                                                                   Exhibit 10.57

                                 LEASE AGREEMENT

          This Lease Agreement is made as of this 6th day of October, 1993, by and between Robert D. Scinto, of Easton, Connecticut (hereinafter called "Landlord") and Information Management Associates, Inc., a Connecticut corporation (hereinafter called "Tenant").

                              W I T N E S S E T H:

                                    ARTICLE I

                                  Data Section

          Wherever this Lease refers to any item specified in this Data Section, such reference shall be deemed to incorporate the information set forth in the Data Section. Some terms mentioned in the Data Section are further defined by other provisions in the Lease. Whenever a term is more specifically defined, the more specific definition shall control.

          1.01 The Leased Premises shall consist of 18,137 square feet of Tenant's Net Rentable Area.

          1.02 The Leased Premises is on the 4th floor in Landlord's building at One Corporate Drive, Shelton, Connecticut. The floor area outline for the Leased Premises is attached hereto as Exhibit A.

          1.03 The Initial Term of the Lease is ten years, commencing on the Commencement Date.

          1.04 The Commencement Date shall be the later of November 1, 1993 or the date of substantial completion of the Leased Premises in accordance with Tenant's Finish Plan (defined in Article XIX and attached hereto as Exhibit D) and delivery of a certificate of occupancy for the Leased Premises issued by the City of Shelton. Upon execution of this Lease by Tenant, Landlord shall promptly commence construction of the Leased Premises and diligently pursue the same to completion.

          1.05 The Basic Minimum Annual Rent and monthly installments thereof for the Initial Term are:


                           Basic Minimum        Monthly
     period                 Annual Rent       Installments
months 1 through 18        $      00.00        $    00.00

months 19 through 24       $ 108,816.00        $ 9,068.00

months 25 through 36       $ 145,092.00        $12,091.00

months 37 through 48       $ 181,368.00        $15,114.00


  months 49 through 60       $ 217,644.00        $18,137.00

  months 61 to the end
  of the Initial Term        $ 315,588.00        $26,299.00

Notwithstanding the foregoing, the Basic Minimum Annual Rent shall be adjusted in the event of a "Trumbull Sale" (hereinafter defined), if the same shall take place at any time between May 1, 1993 and the end of the first four years of the Initial Term. If a Trumbull Sale shall take place, then from and after the sale date, the Basic Minimum Annual Rent shall be adjusted to be $178,428 per annum, payable in equal monthly installments of $14,689 each, for the period from the sale date to the end of the 60th month of the Initial Term, and the Basic Minimum Annual Rent shall be adjusted for the balance of the Initial Term such that the Basic Minimum Annual Rent for the balance of the Initial Term consists of equal monthly installments which, when added to the total monthly installments paid for the first 60 months of the Initial Term would result in the average Basic Minimum Annual Rent over the Initial Term equaling $217,644 per annum. By way of example, if, for the purposes of the example, it is assumed that a Trumbull Sale takes place as of the last day of the 18th month of the Initial Term and if the Commencement Date is on the first day of a month, making the Initial Term an even 120 months, then the Basic Minimum Annual Rent would be $217,644 per annum for the 19th month through the 60th month, and the Basic Minimum Annual Rent for months 61 through 120 would be $291,337.20 per annum (which would result in a total Basic Minimum Annual Rent payable over the Initial Term of $2,176,440, equivalent to an average of $217,644 per annum). The term "Trumbull Sale" means the conveyance of the fee interest in all or substantially all of the property known as 6527 Main Street, Trumbull, Connecticut. Tenant agrees to promptly notify Landlord upon execution of any contract or agreement for a Trumbull Sale, of the prospective sale date and of the actual sale date promptly after the occurrence of the sale.

     1.06 The Security Deposit is $0.

     1.07 Tenant shall use the Leased Premises for the sole purpose of a general administrative business office, including, without limitation, computer software, licensing, maintenance, consulting and development business.

     1.08 The Notice Address for each of the parties is:

     Landlord                            Tenant

     Robert D. Scinto                    Information Management Associates, Inc.
     One Corporate Drive                 One Corporate Drive
     Shelton, Connecticut 06484          Shelton, Connecticut 06484

                                         but until occupancy


                                         Information Management Associates, Inc.
                                         6527 Main Street
                                         Trumbull, Connecticut 06611

                                   ARTICLE II

                                   Definitions

          The following words and phrases shall have the following meanings.

          2.01 "Leased Premises" means the usable area leased to Tenant in Landlord's building. The outer vertical boundary of the Leased Premises is outlined on the floor plan attached hereto as Exhibit A. The upper boundary of the Leased Premises shall be the lower surface of the suspended or finished ceiling. The lower boundary of the Leased Premises shall be the surface of the unfinished floor. The vertical boundary of the Leased Premises shall be the unfinished surface exposed to the Leased Premises of all walls bounding the exterior of the building, other rentable area, building common area, and other area not for use by Tenant (HVAC duct chases and structural column enclosures for example).

          2.02 The "Project" means the One Corporate Drive, Shelton office building (the "Building"), the parking garage serving the Building and the real property appurtenant thereto. The Project boundary is described in Exhibit B, attached hereto.

          2.03 "Tenant's Net Rentable Area" means the square footage of the useable area of the Leased Premises plus a share of the core area of the Building.

          2.04 "Tenant's Pro Rata Share" means the percentage obtained by dividing Tenant's Net Rentable area by the total Net Rentable Area in the Building. Although a specific Pro Rata Share may be set forth in the Data Section, the Pro Rata Share shall be subject to adjustment upon increase or decrease of the total Net Rentable Area in the Building. The total Net Rentable Area in the Project as of the execution of this Lease is 275,192 square feet, and Tenant's Pro Rata Share as of the execution of this Lease is 6.59%.

          2.05 "General Common Area" means all areas and facilities in the Building and all exterior areas of the Project which are available for the use of all tenants. The General Common Area includes corridors, janitor closets, rest rooms and parking facilities. General Common Area does not include restricted areas such as boiler rooms, machine rooms for elevator equipment and utility rooms of the Landlord.

          2.06 "Lease Year" shall mean the period from the Commencement Date to the expiration of the first full twelve calendar month period of the Initial Term of this Lease and each succeeding twelve month period of the Term of this Lease. If the Commencement Date is not the first day of a calendar month, the first Lease Year shall be twelve months plus the remaining portion of the partial month of the Commencement Date.

          2.07 "Term of this Lease" means the Initial Term, and if the Lease grants any option to extend the Term of this Lease, Term of this Lease shall include any validly exercised option to extend.

          2.08 "Basic Operating Cost" shall mean all Operating Expenses of the Project, which shall be computed on the accrual basis and shall consist of all costs and expenses incurred by Landlord to maintain all facilities in the operation of the Project and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary to the Project. All Operating Expenses shall be determined in accordance with generally accepted accounting principles, which shall be consistently applied (with accruals appropriate to Landlord's business). The term "Operating Expenses" shall include the amortized cost of capital items, provided, however, that the useful life of any item shall in no event exceed fifteen years, and provided further that such capital items: do not constitute improvements to any rentable area in the Project; do not constitute improvements made as a part of any addition to the Building; and do not constitute repair or replacement of any item in the leased premises of any tenant which is not a repair or replacement which would have been provided to Tenant by Landlord without separate charge to Tenant. The term "Operating Expenses" as used herein shall mean the reasonable expenses and costs which Landlord shall pay or become obligated to pay for the maintenance, repair, insurance and operation of the Project and supporting facilities of the Project. Operating Expenses shall be limited so as not to include: [i] specific costs which are otherwise allocated to tenant areas under other provisions of this Lease; [ii] expenses and costs which are billed to and paid by specific tenants; [iii] expenses associated with any financing indebtedness of Landlord, whether or not secured by the Project; [iv] leasing commissions; [v] depreciation; [vi] repairs or replacements caused by casualty damage required to be insured by Landlord under the provisions of this Lease; [vii] repairs or replacements caused by a condemnation; [viii] advertising or marketing expenses; [ix] income taxes of Landlord; and [x] penalties for Landlord's failure to timely pay fees or taxes or for Landlord's default under any lease. Operating expenses, include, but are not limited to, the following:
(a) the cost of all supplies, materials and equipment used in the operation and maintenance of the Project; (b) the cost of utilities, including water and power, heating, lighting, air conditioning and ventilating the entire Project;
(c) management fees at rates in accordance with the prevailing rates charged for comparable properties in the area of the Project; (d) the cost of all maintenance, janitorial and service agreements for the Project and the equipment therein, including, without limitation, alarm service, window cleaning and elevator maintenance; (e) accounting costs, including the costs of audits by certified public accountants; (f) the cost of all insurance, including but not limited to fire, casualty, liability, rental abatement, workers compensation and any other type of insurance reasonably obtained, all as limited to those coverages applicable to the Project and the employee's and Landlord's personal property used in connection therewith; (g) the cost of repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Project other than Tenant); (h) gardening, landscaping, planting, replanting and replacing of flowers and shrubbery; (i) any and all General Common Area maintenance costs relating to public areas of the Project, including sidewalks, parking areas, landscaping and service areas, including repaving, restriping, plowing and sanding of the walks and parking areas, and including rubbish removal from the Project; (j) compensation to personnel directly engaged in implementing all of the services set forth in this paragraph, including wages, workers compensation insurance premiums and other items paid for the employment of said personnel, except that the same shall not exceed fair market rates in the Shelton, Connecticut area obtainable via arms length transactions, and the amount of such compensation shall only be included with respect to time actually spent by such employees in the performance of such services; (k) all taxes, service payments in lieu of taxes, excises, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operation or the rent provided for in this Lease Agreement (It is agreed that Tenant will be responsible for ad valorem taxes on Tenant's personal property, if any, and on the value of leasehold improvements to the extent that same exceed standard building allowances provided by Landlord under this Lease).

          2.09 "Repair" shall mean replacement wherever reasonably necessary.

          2.10 "Consent" or "Approval" of Landlord shall mean approval or consent in writing.

          2.11 "Notice" from either party to the other shall mean written notice, served by either party upon the other by certified mail, return receipt requested, at the address herein set forth or at such other address as either party may from time to time designate.

                                   ARTICLE III

                                 Grant and Term

          3.01 In consideration of the rent and covenants herein reserved and contained on the part of Tenant to be observed and performed, Landlord demises and leases to Tenant and Tenant rents from Landlord the Leased Premises and the improvements now or hereafter therein. Together with the Leased Premises, Landlord grants to Tenant and Tenant's employees and invitees the right to use the General Common Area, subject to the rules and regulations reasonably established by Landlord.

          3.02 The Initial Term shall be the period of time set forth in the Data Section. The Term of this Lease shall commence on the Commencement Date or extended Commencement Date, as provided below. Notwithstanding the exact number of years and/or months set forth for the Initial Term in the Data Section, unless express provision is made to the contrary, if the Commencement Date is not the first day of a calendar month, the Initial Term set forth in the Data Section shall be increased by any partial month from the Commencement Date to the end of the calendar month. Notwithstanding the specific date for the Commencement Date set forth in the Data Section, unless express provision is made to the contrary, if the Leased Premises requires preparation by the Landlord before occupancy by the Tenant, the Commencement Date shall be extended to the sooner of: [i] date on which Landlord obtains a certificate of occupancy of the Leased Premises from the applicable municipality; or [ii] the date on which Tenant has moved in to the Leased Premises. Landlord and Tenant shall sign a written confirmation of the commencement and termination dates of the Initial Term of this Lease if either party so requests.


                                   ARTICLE IV

                                      Rent

          4.01 Tenant agrees to pay Landlord during the Term of this Lease the Basic Minimum Annual Rent.

          4.02 Tenant agrees to pay Landlord during the Term of this Lease Additional Rent, consisting of: [i] Tenant's Pro Rata Share of the Basic Operating Cost; [ii] all utility charges which are not included as items of Basic Operating Cost but are the cost responsibility of Tenant under other provisions of this Lease (which have not been paid by Tenant directly to the utility providing the service under other provisions of this Lease); [iii] and any other item specifically set forth elsewhere in this Lease as an item of Additional Rent or as an item which is in any other manner the cost responsibility of Tenant. Landlord shall give Tenant within thirty days after the commencement of Landlord's fiscal operating year for the Project a reasonably detailed statement of Tenant's Pro Rata Share of estimated Basic Operating Cost for the ensuing year, specifying all items of Basic Operating Cost. Tenant agrees to pay Tenant's Pro Rata Share of the Basic Operating Cost for each fiscal year in monthly installments in accordance with Landlord's statement. Landlord shall, within a reasonable period of time after the end of each fiscal year for which Basic Operating Cost has been charged in accordance with the estimated charges, give to Tenant a statement, prepared in accordance with Generally Accepted Accounting Principles, consistently applied, of the actual Basic Operating Cost incurred for the previous year. Adjustment shall be made for any overpayment or underpayment of the actual charges resulting from any variance between the actual Basic Operating Cost for the previous year and the estimated Basic Operating Cost paid by Tenant, which adjustment may be made by increasing or decreasing the Additional Rent charges for the next year, or a refund, provided, however, that Landlord shall not be required to make such adjustment more than once per year. If during any fiscal operating year,

Landlord shall not have delivered to Tenant the statement mentioned for such year, Tenant shall continue to pay Landlord the sums payable for the immediately preceding year, until the statement for the current year shall have been delivered, at which time the monthly payments by Tenant shall be adjusted retroactively. If during all or part of any fiscal year any particular item or items of service or work (which would constitute an element of Additional Rent hereunder) are not furnished to any portion of the Project due to the fact that such portion is not completed, occupied or leased, then for the purposes of computing Additional Rent payable hereunder, the amount of such expenses for such items shall be increased by an amount equal to the expenses which would have reasonably been incurred during such period if Landlord had at his own expense furnished such items of service or work to such portion of the Project. Utility charges set forth as a portion of Additional Rent, above, may be included with the statement of estimated Basic Operating Cost and billed and adjusted in the same manner as Tenant's Pro Rata Share of the Basic Operating Cost. If any part of the first or last Lease Years of the Term of this Lease shall include part of a tax or operating expense year, Tenant's liability under this paragraph shall be apportioned so that Tenant shall pay only for such parts of such tax year and operating expense years that shall be included in the Term of this Lease. Landlord may elect to bill the full amount of any item of Additional Rent which is not an item of Basic Operating Cost as such item of expense is incurred by Landlord (repair of damage caused by Tenant, for example). All items of Additional Rent which are capital items not specifically the immediate cost responsibility of Tenant pursuant to other terms of the Lease shall be amortized in accordance with generally accepted accounting principles, provided that no item shall have a useful life of more than fifteen years. Tenant shall have the right to examine, and Landlord shall keep for a period of at least three years, Landlord's books and records relating to the calculation of Tenant's Pro Rata Share of the Basic Operating Cost and Operating Expenses, which examination shall be at Tenant's sole cost and expense, upon reasonable advance notice to Landlord and during normal business hours.

          4.03 Notwithstanding the provisions of paragraph 4.02, Tenant's Pro Rata Share of the Basic Operating Cost shall be limited in the manner set forth in this Paragraph. For the calendar year 1993, Tenant's Pro Rata Share of the entire Basic Operating Cost, excluding Tenant's separately metered paragraph
8.01 electricity, shall not exceed $7.54 per square foot of Tenant's Net Rentable Area. For the purposes of the limitation of Tenant's Pro Rata Share of the Basic Operating Cost for periods after 1993, the Basic Operating Cost shall be divided into two portions, the "Tax, Utility and Insurance Portion" of Basic Operating Cost (set forth as items (b), (f) and (k) of paragraph 2.08) and the "Other Portion" of Basic Operating Cost (set forth as all other items of Basic Operating Cost described in paragraph 2.08). For all calendar years after 1993, Tenant's Pro Rata Share of the Other Portion of the Basic Operating Cost shall not exceed the actual amount of the Other Portion of the Basic Operating Cost for 1993 increased by the percentage increase in the "CPI" between May 1993 and May of each subsequent calendar year. The "CPI" is the United States Department of Labor Bureau of Labor Statistics Consumer Price Index-All Urban Consumers-All Cities (1982-4 = 100), or if such index shall no longer be published, such index used by Landlord which represents similar changes in purchasing power of consumers. The Tax, Utility and Insurance Portion of the Basic Operating Cost shall not be limited for any time period after 1993.

          4.04 The Basic Minimum Annual Rent and the monthly installment portion of the Additional Rent shall be due in installments, commencing with the Commencement Date and continuing on the first day of each month thereafter, in advance. If the Commencement Date is not the first day of a calendar month, the installment due on the Commencement Date shall be pro rated for the fractional period remaining in the month of the Commencement Date. It is the intention of the Landlord and Tenant that the rents herein specified shall be net to the Landlord in each year during the Term of this Lease, payable without any reduction, abatement, counterclaim or setoff, and that all costs, expenses and obligations specified in this Lease relating to the Leased Premises, which may arise or become due under any contingency whatsoever during the Term of this Lease shall be paid by the Tenant and the Tenant shall indemnify the Landlord and save the Landlord harmless from and against all such costs, expenses and obligations. All past due installments of rent shall bear interest at the lesser of three percentage points over the prime rate of interest as announced by People's Bank of Bridgeport, Connecticut, or its successor, or, if less, the maximum rate permitted by applicable law, from date due until payment is received. Any liability for unpaid Basic Minimum Annual Rent and Additional Rent shall survive the termination of the Lease.


                                    ARTICLE V

                                Conduct of Tenant

          5.01 Tenant agrees that Tenant and Tenant's permitted assignees or sub-lessees shall use the Leased Premises for the sole and exclusive purpose set forth in paragraph 1.07. The use of the Leased Premises shall also be in accordance with the ordinances and regulations of the municipality in which the Leased Premises is located. Without limitation of the foregoing, Tenant agrees that the Leased Premises will not be used for any purpose other than that provided above. Tenant agrees to comply with all rules and regulations, of which Tenant is given notice, reasonably established by Landlord for the governing of conduct of tenants in general in the Project. The current rules and regulations for tenants in the Project are set forth in Exhibit C.

          5.02 Tenant agrees that Tenant will not keep, use, sell or offer for sale in or upon the Leased Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant agrees to pay any increase in premiums for fire and extended and/or all risk coverage insurance that may be charged during the Term of this Lease on the amount of such insurance which may be carried by Landlord on the Project, resulting from the type of equipment, merchandise or services used by Tenant in the Leased Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant's use of the Leased Premises, a schedule issued by the organization making the insurance rate on the Leased Premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the Leased Premises and the Project.

          5.03 Tenant shall not commit or suffer to be committed any waste upon the Leased Premises or Project or any nuisance or other act or thing which may materially and unreasonably disturb the quiet enjoyment of any other tenant in the Project.

          5.04 Tenant shall, at Tenant's sole cost and expense, comply with all of the requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force or which may hereafter be in force and not being reasonably disputed by Tenant, pertaining to the Tenant's use of the Leased Premises or any act therein by Tenant. Tenant shall faithfully observe in the use of the Leased Premises all federal, state, county and municipal laws, ordinances and regulations now in force or which may hereafter be in force not being reasonably disputed by Tenant, excepting any structural changes required by such authorities which are not caused by the act or neglect of the Tenant or by Tenant's specific use of the Leased Premises. Specific reference is made to Tenant's duty to comply with all state, federal and local laws concerning environmental protection and Tenant's conduct at the Project. Tenant agrees to indemnify Landlord against any cost and expense which Landlord may suffer by reason of Tenant's failure to comply with the laws governing its conduct at the Project, including all laws concerning environmental protection. Tenant shall undertake no acts which would result in the Leased Premises being defined as an "Establishment" under the environmental laws of the State of Connecticut. Landlord represents that to the best of Landlord's knowledge, as of the date of this Lease, the Project is not polluted by any hazardous waste, asbestos, PCBs, or other hazardous materials, and the Project complies with all laws, including environmental laws affecting it. During the Term of this Lease, Landlord shall comply with all laws, including environmental laws, affecting Landlord's conduct at the Project.

          5.05 Tenant will not place or maintain, or cause to be placed or maintained, on any portion of the Project exterior to the Leased Premises or any portion of the Project (including the Leased Premises) visible from the exterior of the Leased Premises, any sign or advertising matter without Landlord's written consent. Tenant shall not place any object on any portion of the Project exterior to the Leased Premises without Landlord's written consent. Tenant shall not install or maintain any window treatment without the prior written consent of Landlord. Notwithstanding the foregoing, Landlord will consent to a tenant listing or listings in the Building directory sign in the lobby, a listing or listings on any floor directory sign near the elevator bank at Tenant's floor, and a sign on or outside of the entrance door to the Leased Premises, provided that the size and type of sign is reasonably acceptable to Landlord.

          5.06 Tenant agrees to keep the Leased Premises in a clean and sanitary condition, in a manner reasonable and customary for similar businesses, and free from trash, inflammable material and other objectionable matter and to make all non-structural interior repairs other than to Landlord's mechanical systems, reasonable wear and tear and obsolescence and casualty damage required to be insured by Landlord under the terms of this Lease excepted. Tenant shall maintain all equipment installed by Tenant at Tenant's own cost and expense. Tenant shall not make any Building alteration or addition to the Leased Premises without Landlord's consent, which shall not be unreasonably withheld.

          5.07 If Tenant refuses or neglects to perform any item of maintenance or repair which is Tenant's responsibility within a reasonable time, Landlord may make such repairs, and upon completion thereof, Tenant shall pay Landlord's cost for making such repairs upon presentation of an invoice therefor, as Additional Rent, which shall include interest from the date of such repairs at the same rate as that due for overdue rental payments. In the case of a repair which is not an emergency repair, Landlord shall not exercise Landlord's right to make the repair unless Tenant has not commenced the repair within ten days after written demand from Landlord and proceeds to complete same with diligence.

          5.08 Tenant shall promptly pay all contractors and materialmen hired by Tenant to furnish any labor or materials which may give rise to the filing of a mechanic's lien against the Project attributable to contracts entered into by the Tenant. Should any such lien be made or filed, Tenant shall cause same to be discharged as a lien against the Project within the sooner of [i] thirty days after Tenant receives notice of such lien or [ii] thirty days after request by Landlord to remove such lien. If a bond is posted and the lien is released and discharged as a lien on the Project, then such discharge by bonding shall satisfy Tenant's obligations under this paragraph as to the removal of said lien, and Tenant shall thereafter not be obligated by the terms of this Lease to pay or compromise the claim which gave rise to the lien. Notwithstanding any notice and grace period before default elsewhere set forth in this Lease, if Tenant shall fail to discharge such lien within the time period set forth in this paragraph above, and shall further fail to discharge such lien within ten more business days after notice of failure to discharge the lien is given from Landlord, then Tenant shall be in material default of the Lease, without any further notice or grace period.


                                   ARTICLE VI

                 Landlord's Conduct and Services at the Project

          6.01 Landlord agrees to keep the parking areas in the Project reasonably free of snow, ice and debris and to keep same reasonably lighted during normal business hours of the tenants in the

Project. Landlord agrees to keep the General Common Area (including any common restrooms) in reasonably good repair and order. Landlord shall perform all structural repairs to the Building or buildings in the Project, all General Common Area in the Project, and all mechanical equipment installed by Landlord for heating, ventilation and air conditioning, plumbing and other mechanical systems of the Leased Premises. Tenant shall pay: [i] Tenant's Pro Rata Share for maintenance and repair of the portion of said mechanical systems which are building standard; and [ii] the incremental cost of said maintenance and repair for the portion of said mechanical systems servicing the Leased Premises in excess of building standard, the incremental cost being that amount which is the cost which is in addition to the cost which would have been incurred had the system been building standard. Although Landlord is responsible for the performance of certain work under this paragraph, the cost of such work may be Tenant's responsibility under this and other provisions of the Lease, in full or as a Pro Rata Share. Landlord shall comply with all laws affecting Landlord's conduct at the Project, and all work done at the Project by or through Landlord shall be done in a good and workmanlike manner.

          6.02 Landlord shall furnish keys to Tenant so that Tenant may have access to the Leased Premises before and after normal business hours. No locks other than those furnished by Landlord shall be installed on the doors providing access to the Leased Premises without Landlord's written consent. Tenant shall furnish to Landlord keys to any such locks allowing access to Tenant's Leased Premises.

          6.03 Landlord shall have the right to make alterations and/or additions to the Project and the Building, and may alter the grade and/or location of the improvements in the Project. The exercise by Landlord of any right under this paragraph shall be limited so that there shall be no unreasonable interference with Tenant's use of the Leased Premises and the General Common Area.

          6.04 Landlord shall have the right to establish reasonable rules and regulations for the use of the parking areas by Tenant and other tenants in the project, but Landlord shall not have any duty to police the traffic in the parking areas. Tenant shall have the use of the parking areas, existing from time to time in the Project, for the benefit of Tenant's employees, visitors and customers, which usage in the case of Tenant shall be limited to four parking spaces per thousand square feet of Tenant's Net Rentable Area, 4 of which spaces may be marked as reserved for Tenant and the balance of which spaces shall be available to Tenant in Landlord's parking area, the unreserved spaces in the parking area to be in common usage with other tenants.


                                   ARTICLE VII

                   Insurance, Indemnity and Subrogation Waiver

          7.01 Tenant shall during the entire Term of this Lease keep in full force and effect a policy of public liability and property damages insurance, consistent with a normal business of the same type as Tenant's business. Tenant's insurance policy shall include normal and customary general liability coverage. The policy limits of Tenant's insurance shall be at least $1,000,000 per occurrence. Tenant's policy shall name Landlord as an additional insured and shall contain a clause providing that the insurer will not cancel or change the insurance without first giving the Landlord fifteen days prior written notice. Tenant's insurance policy shall be with an insurance company approved by Landlord and a copy of the policy or a certificate of insurance shall be delivered to Landlord prior to the Commencement Date. Approval of Tenant's insurance company shall not be unreasonably withheld and shall be based upon said company having a reasonably sufficient rating with a service such as A. M. Best.

          7.02 Tenant shall during the entire Term of this Lease keep in full force and effect a hazard and all risk insurance policy, including fire, extended and all risk type coverage, in an amount adequate to cover the cost of repair and replacement of all alterations, decorations, or improvements made by Tenant in the Leased Premises, subject to a commercially reasonable deductible. Tenant's policy shall name Landlord as an additional insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord fifteen days prior written notice. Tenant's insurance policy shall be with an insurance company approved by Landlord and a copy of the policy or a certificate of insurance shall be delivered to Landlord prior to the Commencement Date. Approval of Tenant's insurance company shall not be unreasonably withheld and shall be based upon said company having a reasonably sufficient rating with a service such as A. M. Best.

          7.03 Landlord agrees to maintain or cause to be maintained hazard and all risk insurance, with fire, extended and all risk type coverage, upon all of the buildings, structures or improvements (excluding tenant improvements required to be insured by Tenant under other terms of this Lease) in the Project, in an amount adequate to cover the cost of replacing the foregoing in the event of fire or other destruction, less a commercially reasonable deductible. In the event of fire or other destruction to such property, Landlord agrees, subject to the rights of any mortgagee to insurance proceeds, to immediately collect or cause to be collected the insurance proceeds and to apply the same to the reconstruction and repair of the damaged property. Tenant shall pay Tenant's Pro Rata Share of the premiums for the insurance specified herein as an item of Basic Operating Cost Additional Rent.

          7.04 Each policy of public liability insurance, hazard insurance or other insurance insuring risks arising out of any occurrence at the Project, carried by Tenant or Landlord, shall provide that the insurer waives any rights of subrogation against the Landlord (in the case of Tenant's policies) and against the Tenant (in the case of Landlord's policies) in connection with or arising out of any claim or benefit provided under such insurance policy. In no event shall Tenant or any person or corporation claiming an interest in the Leased Premises by, through or under Tenant and over whom Tenant shall have control, claim, maintain or prosecute any action or suit at law or in equity against the Landlord for any loss, cost or damage caused by or resulting from fire or other risk or casualty in the Project for which Tenant is or may be insured under a standard hazard and all risk insurance policy, including fire, extended and/or all risk type coverage, whether or not the property (tangible or intangible) is insured or required to be insured under this Lease, and whether or not caused by the negligence of the Landlord, or the agents, or servants, or employees of the Landlord. In no event shall Landlord or any person or corporation claiming an interest in the Project by, through or under Landlord and over whom Landlord shall have control, claim, maintain or prosecute any action or suit at law or in equity against the Tenant for any property damage to the Project caused by or resulting from fire or other risk or casualty in the Project for which Landlord is required to be insured under the provisions of the Lease, whether or not caused by the negligence of the Tenant or the agents, servants and/or employees of the Tenant. The provisions of this paragraph 7.04 are notwithstanding, and shall control over, the provisions of paragraphs 7.05 and 7.06.

          7.05 In the case of third party claims arising out of an act or omission of Tenant or an agent, servant or employee of Tenant (a "Tenant Fault Claim") and not out of an act or omission of Landlord or an agent, servant or employee of Landlord (a "Landlord Fault Claim"), Tenant shall be responsible for the Tort Indemnity of Landlord. In the event of a Landlord fault claim, Landlord shall be responsible for the Tort Indemnity of Tenant. In the event of claims which are both Tenant Fault Claims and Landlord Fault Claims, each party shall be responsible for the claim in proportion its fault bears to the total fault of Landlord and Tenant and shall be responsible for the Tort Indemnity of the other party for the portion of the claim which is the responsibility of the party owing the Tort Indemnity. Tort Indemnity shall mean that the party responsible for the indemnification shall provide the legal defense of the claim (counsel being subject to the approval of the indemnified party, approval not to be unreasonably withheld) and the indemnifying party shall be responsible to pay the amount of the claim (subject to the right to defend it) up to the limits of the indemnifications set forth in this paragraph, above, except that in the case of claims which are both Tenant Fault Claims and Landlord Fault Claims, each party shall be responsible for its own costs of legal defense. Tort Indemnity shall not be owed to the extent that the party owing the indemnification has been prejudiced by any failure of the party seeking the indemnification to give notice to the other party within a reasonable time after said party becomes aware of a claim in which the other party may owe an indemnity obligation under this paragraph.


                                  ARTICLE VIII

                                    Utilities

          8.01 From and after the Commencement Date, Tenant shall pay all charges for utilities used, consumed in or allocable to the Leased Premises, including, but not limited to, fuel, electricity, water and gas. Said utilities may be either directly metered to Tenant or shared with other tenants. If any utility consumption in the Leased Premises is not separately metered, Landlord may allocate the shared utility consumption to the Leased Premises in any reasonable manner, but taking into account Tenant's relative consumption of the utility compared to the total consumption of the utility at the Building. In the case of building systems such as HVAC, utility consumption of such systems may be allocated in accordance with Tenant's Pro Rata Share. The charges for all utilities not paid directly to the utility providing the service shall be paid to Landlord as an element of Additional Rent; and Tenant shall, at Landlord's option, either pay the separately metered utilities directly to the utility providing the service, or pay for said separately metered utilities as an item of Additional Rent. The Leased Premises electricity is separately metered to Tenant.


                                   ARTICLE IX

                  Estoppel Statement, Attornment, Subordination

          9.01 Upon request of Landlord or any mortgagee of Landlord, Tenant shall execute an estoppel certificate, certifying the status of any facts with respect to the Lease. Estoppel certification may include: whether the Lease is in full force and effect; the rentals due under the Lease and the degree to which same have been paid; that there are no defenses or claims against Landlord for any alleged violation of the Lease by Landlord, or a statement of such defenses or claims; acknowledgment of the interpretation or meaning of any term of the Lease, provided such acknowledgment shall not change any term or provision hereof; and such other matters reasonably requested to be certified in the estoppel certificate.

          9.02 The Tenant agrees that the Lease and all rights of the Tenant herein shall, at the election of Landlord or mortgagee, be subordinate to the lien of any mortgage or mortgages now or which may hereafter be placed on the Project or any part of the Project during the term of this Lease. In the event any proceeding is brought for the foreclosure of the Leased Premises, Tenant agrees to attorn to the mortgagee in the event of strict foreclosure, or to the purchaser in the event of foreclosure by sale or deed in lieu of foreclosure, and recognize such mortgagee or purchaser (as the case may be) as the Landlord under this Lease. Tenant further agrees to execute any further instrument or instruments which the Landlord or its successors in title may at any time require to evidence the subordination of this Lease to the lien of any such mortgage or mortgages and Tenant's agreement to attorn, provided, however, that the Landlord, if Tenant so requests, obtains a standard non-disturbance agreement from the mortgagee for the benefit of the Tenant. Notwithstanding the foregoing, if there shall be a first mortgage placed on all or a portion of the Project, this Lease shall not be subordinated to any other encumbrance subsequent in right to the first mortgage unless the first mortgagee shall consent to such subordination, in writing.

          9.03 Tenant agrees to execute and deliver to Landlord or the party designated by Landlord, within ten days after presentation of the proposed form, any estoppel certificate and/or subordination, attornment and/or non disturbance agreement requested to be executed by Tenant pursuant to the terms of this Lease. Tenant further agrees to include in any such documents, if requested by
Landlord: an agreement not to pay Landlord rent for more than one month in advance; an agreement to give any mortgagee a notice of any alleged default by Landlord and a reasonable time for such mortgagee to have such default cured before Tenant will exercise any right to terminate this Lease; and an agreement that Tenant will not look to such mortgagee for the return of any security deposit or other monies not actually received by such mortgagee. If Tenant shall not have delivered the executed documents, required to be executed and delivered under this Article, within the ten day period set forth above, Landlord may give Tenant written notice of Tenant's failure to deliver such documents, and if Tenant shall then fail to deliver said executed documents within three business days after delivery of such written notice, notwithstanding any provision for notice and grace period for default elsewhere contained in this Lease, Tenant shall be in material default of the Lease, and Landlord shall have all rights provided for in the event of such default, including termination. It is acknowledged that a material default by Tenant of Tenant's obligations under this Article (after all applicable notice and grace periods provided herein) may lead to a loss of a financing, a loss of a buyer for the Project or increased fees or expenses incurred in connection with a sale or financing, it being understood that Tenant shall be entitled to include in any estoppel certificate, agreement or document referred to in this paragraph any facts reasonably believed by the Tenant to be true, without liability. Upon execution of this Lease, Landlord shall use best efforts to obtain a Consent to Subordination of Mortgage Agreement executed by Teachers Insurance and Annuity Association of America, substantially in the form attached hereto as Exhibit E.


                                    ARTICLE X

                         Destruction of Leased Premises

          10.01 Landlord agrees, subject to and excepting the other provisions of this Article, that if the Leased Premises shall be damaged by fire or other casualty during the term of this lease, Landlord shall, at Landlord's own expense, use best efforts to cause the damage to be promptly repaired within a reasonable time after such damage has occurred, which period shall not exceed six months. If by reason of such occurrence, any portion of the Leased Premises is thereby rendered untenantable for Tenant's business and Tenant ceases use of said portion (provided, that, Tenant shall not be required to remove any items of personal property from the damaged area unless required to do so for purposes of Landlord's repairs or replacement and the presence of Tenant's personal property in the damaged portion of the Leased Premises shall not constitute "use" within the meaning of this Section), the rent and other charges payable by Tenant hereunder shall be abated in proportion to the area of the Leased Premises which is rendered untenantable and which is not used by Tenant, said abatement to continue until the sooner of the time when the Leased Premises is repaired or until Tenant uses the damaged portion of the Leased Premises. Landlord's obligation to restore under this Article shall be limited to the extent of insurance proceeds made available by any mortgagee having control over the disposition of such proceeds.

          10.02 In the event that twenty percent or more of the Leased Premises shall be damaged or destroyed by fire or other cause during the Term of this Lease and same shall not be repairable by Landlord within six months, Landlord or Tenant shall have the right, to be exercised by written notice to the other party, within sixty days from and after said occurrence, to elect to cancel and terminate this Lease. Upon the giving of such notice, the term of this Lease shall expire by lapse of time upon the thirtieth day after such notice is given, and Tenant shall vacate the Leased Premises and surrender the same to Landlord on such date of expiration.


                                   ARTICLE XI

                    Eminent Domain and Cessation of Business

          11.01 In the event any portion of the Leased Premises or any portion of the Project which renders the Leased Premises unusable is taken in condemnation proceedings or by any right of eminent domain or for any public or quasi-public use, this Lease shall terminate as of the date of vesting of title in the condemning authority and all rent, including additional rent, payable under this lease shall be paid to that date.

          11.02 In the event of any taking provided for in this Article, all proceeds of any award, judgment or settlement payable by the condemning authority shall be and remain the sole and exclusive property of Landlord, and Tenant waives any right to make any claim to said award, judgment or settlement received by Landlord. Tenant may pursue its own claim against the condemning authority permitted by statute to be paid to Tenant without diminishing or reducing the award, judgment or settlement payable to Landlord.


                                   ARTICLE XII

                            Assignment and Subletting

          12.01 Tenant will not assign this Lease in whole or in part nor sublet all or any part of the Leased Premises without the prior written consent of Landlord, which shall not be unreasonably withheld. Landlord hereby expressly consents to any assignment or subletting to a related entity in which Tenant is a substantial stockholder or partner. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law. If the Leased Premises shall be occupied by anybody other than Tenant, Landlord may collect rent from the assignee, under-tenant or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, under-tenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Notwithstanding any assignment or sublease, Tenant shall remain primarily liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease. Any attempted assignment by Tenant without the prior written consent of Landlord shall be void. No assignment or subletting shall provide for a rental payment, or other payment for use and occupancy or utilization, based in whole or in part on the net income or profits derived by any person or entity from the property assigned, subleased, occupied or utilized (other than an amount based upon a fixed percentage of sales), and any such purported assignment or subletting based upon such payment shall be void and any amount payable thereunder or any rental amount therefor passed to any person or entity shall not have deducted therefrom any expenses or costs related in any way to the leasing of such space.

                                  ARTICLE XIII

                              Default of the Tenant

          13.01 In the event of any failure of Tenant to pay any Basic Minimum Annual Rent, Additional Rent or any other monies payable to Landlord under this Lease within ten (10) days after written notice of failure to pay said sums, Tenant shall be in material default of the Lease. Tenant shall also be in material default of this Lease upon the happening of any of the following: [i] the failure to deliver any estoppel or subordination, non disturbance and/or attornment agreement within the time limits set forth for default in the Article of this Lease requiring execution and delivery of such documents; [ii] the failure to have any mechanic's lien discharged within the time period set forth for default in the Article requiring removal of mechanic's liens; [iii] the failure to commence within thirty (30) days after written notice of failure to perform, and diligently pursue the performance of, any other of the terms, conditions or covenants of this Lease to be observed or performed by Tenant; [iv] if Tenant or any guarantor shall become bankrupt or insolvent, or file any debtor proceedings, or take or have taken against them, in any court, pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or for the reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant's property or make an assignment for the benefit of creditors; or [v] if Tenant's interest in this Lease shall be taken under any writ of execution. The foregoing conditions of default shall be limited to the extent required by any state or federal laws affecting this Lease and Landlord's rights against Tenant, including the United States bankruptcy laws. To the extent permitted by law, all payments are due on the due dates set forth in the Lease, and there shall be no grace period for the due date of the rent other than the above ten day period after notice from Landlord.

          13.02 In the event of default, then Landlord, besides other rights or remedies Landlord may have, shall have the right to terminate this Lease and proceed under any law entitling Landlord to recover possession of the Leased Premises, and to the extent permitted by law, shall be entitled the right of immediate reentry and to eject Tenant from the Project, without resort to court proceedings. Upon such default, to the extent permitted by law, Tenant's property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant.

          13.03 Should Landlord elect to reenter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may either terminate this Lease or Landlord may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Leased Premises, or any part thereof, for such term or terms (which may be for a term extending beyond the terms of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in Landlord's discretion may deem advisable. Upon each such reletting, all rentals received by the Landlord from such reletting shall be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorney's fees and of costs of such alterations and repairs; third, to the payment of rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rentals received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall pay any deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such reentry or taking possession of the Leased Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such breach (except for consequential damages not allowed under the law), including the cost of recovering the Leased Premises, reasonable attorney's fees, and the present value of the lost rent resulting from the failure of Landlord or Tenant to obtain another Tenant for the Leased Premises for any period of time after Tenant's default, and/or resulting from the fact that the reasonable rental value of the Leased Premises at the time of Tenant's default is less than the value of the remaining rental payments due under this Lease. It is acknowledged that if this Lease shall be terminated by Landlord on account of Tenant's breach, Landlord's recovery shall take into account rental which could be reasonably expected to be produced by Landlord (which would take into account the reasonable market rates then prevailing and the reasonable lag period to find and obtain rent from a new tenant) if Landlord used reasonable efforts to re-rent the Leased Premises.

          13.04 In case Landlord shall retain an attorney to enforce the provisions of this Lease or if suit shall be brought for recovery of possession of the Leased Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed, Tenant shall pay to Landlord all expenses incurred therefor, including a reasonable attorney's fee.


                                   ARTICLE XIV

                                Security Deposit

                    (This Article is intentionally omitted.)


                                   ARTICLE XV

                       Limitation of Liability of Landlord

          15.01 In the event of any alleged default of Landlord, Tenant agrees that Tenant shall not seek to secure any claim for damages or indemnification by any attachment, garnishment or other security proceeding against any property of the Landlord other than the Project or property related thereto, or the proceeds therefrom in the case of a sale of Landlord's interest in the Project, and in the event Tenant obtains any judgment against Landlord by virtue of an alleged default by Landlord under this Lease, Tenant agrees that Tenant will not look to any property of Landlord other than the Project for satisfaction of such judgment.

          15.02 Except as provided in paragraphs 7.05: [i] Landlord shall not be liable for any damage to property of Tenant or of others located on the Leased Premises, or for the loss of or damage to any property of Tenant or of others by theft or otherwise; [ii] Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Leased Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; [iii] Landlord shall not be liable for any such damage caused by other tenants or persons in the Project, by occupants of adjacent property to the Project, by other members of the public, or caused by operation or construction of any other private or public work; and [iv] all property of Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of Tenant only.

          15.03 Upon any transfer of Landlord's interest in the Project, the then transferor Landlord shall be relieved of any and all liability to Tenant under this Lease, except for claims of Tenant against Landlord arising out of events occurring prior to such transfer.

                                   ARTICLE XVI

                                 Quiet Enjoyment

          16.01 Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the material covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord, subject, nevertheless to the terms and conditions of this Lease, and subject to the restrictions and easements or other matters as of record appear.

                                  ARTICLE XVII

                             Miscellaneous Covenants

          17.01 The Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Leased Premises, and/or claim of injury or damage. In any dispute between the parties relating to the tenancy hereby created, the exclusive forum for any such legal action shall be the Bridgeport, Connecticut, state courthouse, if venue shall be accepted by such court, or the nearest state courthouse to Bridgeport having jurisdiction and venue over the matter. Connecticut law shall apply to all state law matters arising under this Lease.

          17.02 The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. No covenant, term or condition of this lease shall be deemed to have been waived by Landlord or Tenant unless such waiver be in writing by Landlord.

          17.03 No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

          17.04 This Lease and the Exhibits, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties other than those herein set forth. No subsequent alteration, amendment, change or addition to this lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by the party to be charged.

          17.05 If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

          17.06 If the Commencement Date is not a date certain, the Commencement Date shall in no event be later than a time which would not violate any applicable rule against perpetuities, determined as if all relevant lives in being ceased as of the date of execution of this Lease.

          17.07 In the event that Landlord or Tenant shall be delayed in, hindered in, or prevented from, the performance of any act required hereunder by reason of Force Majeure (except for the payment of money), which shall mean strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party suffering the delay and despite such party's good faith efforts to avoid such Force Majeure, then performance of such act shall be excused for the period of the delay.

          17.08 Tenant agrees that the Landlord and Landlord's agents and other representatives shall have the right to enter into and upon the Leased Premises at all reasonable hours, upon reasonable notice, consistent with Tenant's security requirements, (without notice in the case of an emergency) for the purpose of examining the Leased Premises, or making such repairs or alterations therein as may be necessary for the safety and preservation the Project.

          17.09 Tenant agrees to permit the Landlord or Landlord's agents to show the Leased Premises to persons wishing to hire or purchase the same upon reasonable notice to Tenant and at reasonable hours.

          17.10 Tenant shall not encumber or obstruct the General Common area in the Project, nor allow the same to be obstructed or encumbered in any manner. Landlord shall not obstruct the entrance to the Leased Premises and shall not unreasonably interfere with Tenant's use of the General Common Area.

          17.11 The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises and this Lease shall become effective only upon execution and delivery thereof by Landlord and Tenant.

          17.12 Neither party shall record this Lease, but the parties hereto agree to execute a Notice of Lease drawn in accordance with the Connecticut statutes, and the parties agree to execute in recordable form an agreement establishing the specific commencement date of this Lease when the same is ascertainable.

          17.13 If there shall be one or more tenants or one or more landlords, each tenant and landlord shall be jointly and severally liable for all of the covenants and obligations of the Tenant and Landlord hereunder, as the case may be, except as express provision may be elsewhere made to the contrary.

          17.14 The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant, or to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

          17.15 The headings, section numbers and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.


                                  ARTICLE XVIII

                           Surrender and Holding Over

          18.01 At the expiration of the tenancy hereby created, whether by lapse of time or otherwise, Tenant shall surrender the Leased Premises in the same condition as the Leased Premises were in upon delivery of possession thereto under this Lease, reasonable wear and tear and insured casualty excepted, and Tenant shall surrender all keys for the Leased Premises to Landlord at the place then fixed for the payment of rent, and Tenant shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. Tenant shall remove all its trade fixtures and/or, at the option of the Landlord, any alteration or improvements installed by Tenant, before surrendering the premises as aforesaid and shall repair any damage to the Leased Premises caused thereby. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease. If Tenant fails to remove such trade fixtures and restore the Leased Premises, then upon the expiration or sooner termination of this Lease, and upon the Tenant's removal from the premises, all such alterations, decorations, additions and improvements shall become the property of the Landlord.

          18.02 Holding over with the written consent of Landlord shall be at the Basic Minimum Annual Rent and the Additional Rent specified herein and shall otherwise be on all terms and conditions set forth herein, except for the term, which shall be month to month, and without any right of first refusal or options to extend the term, lease other space and/or purchase property. Should Tenant withhold possession of the Leased Premises from Landlord after termination of the within Lease, whether by lapse of time, by termination by either party as provided herein, or in any other manner, and except where Landlord has given consent or has not given written notice that the holdover is or would be without Landlord's consent, the damages Tenant shall be liable for are hereby liquidated at a monthly sum equal to: the monthly installment of Basic Minimum Annual Rent in effect immediately prior to the holdover; plus one and one-half times the greater of: $14,869; or the monthly installment of Basic Minimum Annual Rent in effect immediately prior to the holdover. Tenant shall also be responsible for any items of Additional Rent Tenant would otherwise be responsible for under this Lease (Tenant's Pro Rata Share of the Basic Operating Cost, attorney's fees and damage to Landlord's property, for example).


                                   ARTICLE XIX

                   Work to be Performed in the Leased Premises

          19.01 The work set forth in this Article below which is Landlord's responsibility to perform is hereinafter referred to as the "Finish Work". The plan attached hereto as Exhibit D is hereinafter referred to as the "Finish Plan". Upon execution of this Lease by Tenant, Landlord shall promptly undertake and diligently pursue to completion the Finish Work. The Finish Work shall be performed by Landlord before the Commencement Date of this Lease. Notwithstanding the foregoing, if Landlord shall be delayed in completing the Finish Work or if Landlord shall be otherwise delayed in obtaining a certificate of occupancy for the Leased Premises, and if such delay is caused by the failure of Tenant to provide reasonable turnaround time on architectural decisions to be made by Tenant, or the failure of Tenant to provide items to the Leased Premises on time which are Tenant's responsibility, then the Commencement Date shall be the date on which the Leased

Premises would have been ready but for the delay due to Tenant, provided that this provision shall not affect Tenant's right to terminate this Lease as set forth in paragraph 21.01, unless the delay in completing the Finish Work and obtaining a certificate of occupancy for the Leased Premises is the fault of Tenant.

          19.02 All work performed by Landlord under this Article shall be performed in a workmanlike manner in accordance with all applicable building codes and regulations. The work performed by Landlord hereunder shall be warranted for a period of one year from the completion date, and Tenant shall not be responsible for repair or replacement of said items during said one year period. Thereafter, repair and replacement of the aforesaid shall be an element of Additional Rent, either by Tenant's Pro Rata Share or the full responsibility of Tenant, as otherwise provided in this Lease.

          19.03 Tenant shall, within 2 weeks of the date on which this Lease is executed by Tenant, make, in writing, flooring selection, color choices and other finish materials selections which have not been specified in Tenant's Finish Plan. If Tenant shall fail to approve of final architectural plans or make the flooring selection, color choices and other finish materials selections within the time periods set forth above, then if Tenant shall continue to fail to render said approval or make said choices or selections within 3 business days after notice from Landlord of plans, choices and/or selections to be made by Landlord, then Landlord's plans, choices and/or selections shall govern.

          19.04 All plans shall be reviewed by the Landlord's architect and shall be consistent with the design, construction and equipment of the Building. Such plans shall show the location and extent of any excess floor loading and all special requirements for air conditioning, plumbing and electricity, and the estimated total electrical load. Unless otherwise provided, Tenant may make use of Landlord's architectural services, within reasonable limits, for development of Tenant's finish plans for the building improvements, without charge to Tenant. All such plans and specifications are expressly subject to Landlord's written approval, which Landlord will not unreasonably withhold. Landlord shall bear the cost and expense of filing such plans and specifications with the appropriate governmental agencies.

          19.05 Landlord shall perform all of the work set forth in Tenant's finish plans, the cost of which (the "Finish Cost") shall be reimbursed to Landlord, as provided in this paragraph below. The Finish Cost shall be the actual cost of the work to Landlord, without markup for overhead or profit of Landlord. Tenant shall pay the Finish Cost in installments, as the work progresses, 1/3 upon execution of this Lease, 1/3 upon substantial completion of the sheetrock, and 1/3 upon substantial completion of the work and delivery of a certificate of occupancy therefor (as set forth in paragraph 1.04). Each progress payment due within 15 days after presentment of an invoice therefor from Landlord. In the event any progress payment or payments shall be late beyond their 15 day due dates, Landlord may accelerate the Commencement Date by the number of days each payment is late beyond its due date, regardless of whether the Leased Premises construction is complete by the Commencement Date. The Finish Cost for the work set forth in the Finish Plans shall not exceed $169,175.

          19.06 Landlord will, subject to all the covenants, agreements, terms, provisions and conditions of this Lease give access to the Leased Premises to decorators and other contractors employed by Tenant for the purpose of making improvements therein, when so long as, in Landlord's reasonable judgment, the work to be done in the Leased Premises by Landlord as provided herein shall have been completed to such an extent that the making of such improvements will not interfere with or delay Landlord's performance of the remaining portion of its work; it being understood that Tenant shall not be deemed to have entered into occupancy of the Leased Premises by reason of the presence in the Leased Premises of any decorator or other contractor. If at any time such entry shall cause disharmony, delay or interference with Landlord's performance of the remaining portion of the work, this license may be withdrawn by Landlord immediately upon written notice to Tenant.

          19.07 In the event Landlord shall be delayed in obtaining delivery of any item specially ordered for Tenant's Leased Premises in accordance with Tenant's finish plans and if such delay shall cause a delay in Landlord's obtaining a certificate of occupancy, the Commencement Date shall be the date on which Landlord would have been able to obtain a certificate of occupancy but for the delay in obtaining the specially ordered item. Landlord shall use best efforts to obtain prompt delivery of all items required for completion of the Leased Premises in time to complete the Leased Premises on time. In the event, however, that Landlord shall foresee difficulty in obtaining timely delivery of any such specially ordered item referred to above, Landlord shall notify Tenant of this condition, and Tenant shall have the option of obtaining delivery of said item through Tenant's own source or replacing the item for which timely delivery is not obtainable with an item with an earlier delivery date.

                                   ARTICLE XX

                              Right of First Offer

          20.01 Provided that this Lease shall then be in full force and effect and the Tenant shall not then be in default of the Lease, then during the Term of this Lease, Tenant shall have the Right of First Offer on any available space on the third, fourth and fifth floors of the One Corporate Drive, Shelton, building. During the Term of this Lease, Landlord shall notify the Tenant in writing reasonably promptly after Landlord becomes aware that any space on the third, fourth or fifth floors is expected to become available, which notification shall include the Basic Minimum Annual Rent (on a per square foot of tenant's Net Rentable Area basis) at which said space is being offered to Tenant by Landlord (said notice of offer hereinafter referred to as the "Notice of Availability"). For the purposes of this paragraph, "available" shall mean that space which had been previously rented has become vacant and the lease thereon has expired. Tenant may exercise Tenant's Right of First Offer in response to Landlord's Notice of Availability, but only by giving written notice of exercise within fifteen days after receipt of Landlord's Notice of Availability. If Tenant exercises the Right of First Offer, the exercise shall include the desired square footage of Tenant's Net Rentable Area to be covered by the exercise, which must be not more than the square footage for the total available space, or the desired floor area outline desired to be rented by Tenant in exercise of the Right of First Offer. If Tenant's notice contains the floor area outline desired to be rented, the desired demising lines shall be subject to Landlord's approval and adjustment, which shall not be unreasonably withheld and which will be made based upon factors such as having the demising lines reasonably divide the available space so as to leave reasonably configured rentable areas. If the notice contains the desired square footage instead of the desired floor area outline, Landlord shall designate an area within plus or minus 7% of the Tenant's Net Rentable Area desired by Tenant, subject to Tenant's approval, which shall not be unreasonably withheld. If Tenant shall have failed to exercise Tenant's Right of First Offer within the time period set forth above, the space which was subject to Landlord's Notice of Availability shall be deemed, for the purposes of this paragraph, as not "available", unless Landlord shall desire to rent the same at a lower rent than contained in the Notice of Availability or unless and until the next lease on said space expires and the space becomes vacant. Notwithstanding the foregoing, if Landlord is presented with a bona fide offer acceptable to Landlord from a third party, to rent space subject to Tenant's Right of First Offer at a lower rent than may have been contained in a previous Notice of Availability, pursuant to which Tenant had not exercised Tenant's Right of First Offer, then Landlord shall issue to Tenant a notice of bona fide offer ("Notice of Bona Fide Offer") regarding said third party offer. If Landlord issues a Notice of Bona Fide Offer, Tenant may accept said offer within 10 days. If Tenant fails to accept said offer within the 10 day period, then the space which was the subject of the Notice of

Bona Fide Offer shall be deemed to be no longer available for the purposes of Tenant's Right of First Offer. If the Notice of Bona Fide Offer to Tenant is not in the form of a formal lease and if Tenant shall accept the offer, Tenant shall promptly execute a formal lease in accordance with the accepted offer (the offer not necessarily addressing legal terms such as subordination, casualty and eminent domain, for example). If Tenant shall fail to execute the proffered lease, Landlord may give notice to Tenant that unless Tenant delivers the executed lease within five days, then Landlord intends to rent the space to a third party. If Tenant fails to deliver the executed lease within said five day period, then the space which was the subject of Landlord's Notice of Bona Fide Offer shall be deemed as not available for the purposes of this paragraph, and Tenant's acceptance of the Bona Fide shall be deemed rescinded.

          20.02 If Tenant exercises Tenant's Right of First Offer, then Landlord shall use Landlord's best efforts to make the space which was the subject of the exercise available on or as soon after the expected date of availability as is reasonably possible. The first date after Tenant's exercise of the Right of First Offer on which the subject said space is actually available is the "New Space Effective Date", and as of such New Space Effective Date: the Leased Premises shall be increased to include the space which is the subject of the exercise (subject to the approvals and adjustments set forth in paragraph 20.01); the Tenant's Net Rentable Area shall be increased by the Tenant's Net Rentable Area for the new space; Tenant's Pro Rata Share shall be adjusted for the new Tenant's Net Rentable Area; the Basic Minimum Annual Rent for the balance of the Term of this Lease shall be increased by the amount of Basic Minimum Annual Rent set forth in Landlord's Notice of Availability. Said new space shall be provided to Tenant as-is and broom clean.


                                   ARTICLE XXI

                           Tenant's Right to Terminate

          21.01 If Landlord shall not have substantially completed the Leased Premises and shall not have obtained a certificate of occupancy therefor from the City of Shelton within 180 days (the "Termination Contingency Date") after the execution of this Lease by Tenant, then Tenant shall have the right to terminate this Lease by written notice to Landlord not earlier than the Termination Contingency Date and not later than the date upon which the Leased Premises has been substantially completed and a certificate of occupancy has been issued therefor. The Termination Contingency Date shall be extended for the period of any delay caused by Tenant (for example, if the Leased Premises completion is being held in abeyance as a result of a request of Tenant to suspend construction until delivery of a special piece of computer equipment being ordered by Tenant, the delay caused by the wait for such equipment would be a delay caused by Tenant). "Substantial completion" shall mean that the Finish Work is complete except for punch list items whose absence does not materially affect Tenant's ability to carry on Tenant's business in the Leased Premises. Upon termination in accordance with the provisions of this paragraph, the Lease shall come to an end by lapse of time as of the date on which the termination notice is given, and all sums paid by Tenant prior thereto on account of the construction of the Finish Work shall be promptly refunded by Landlord to Tenant.

          This agreement shall inure for the benefit and be binding upon the parties hereto, their respective heirs, representatives, successors and assigns, except where provided to the contrary by express provisions contained herein.

          IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.


                                     Information Management
                                       Associates, Inc.

                                     by /s/ Albert R. Subbloie, Jr.
                                       ----------------------------------
                                       its duly authorized

                                            PRESIDENT
                                       ----------------------------------


                                        /s/ Robert D. Scinto
                                       ----------------------------------
                                       Robert D. Scinto

State of Connecticut

                                                    ss City of Shelton

County of Fairfield


          Personally appeared Albert Subbloie, signer and sealer of the foregoing instrument, who acknowledged himself or herself to be the duly authorized President of Information Management Associates, Inc. and the execution to be his or her free act and deed and the duly authorized free act and deed of Information Management Associates, Inc., before me, this 6th day of October, 1993.

                                                    /s/ William Piacitelli
                                                   ----------------------------
                                                    Court/Notary Public

                                           [SEAL OF NOTARY PUBLIC APPEARS HERE]

State of Connecticut

                                                    ss City of Shelton

County of Fairfield


          Personally appeared Robert D. Scinto, signer and sealer of the foregoing instrument, who acknowledged the same to be his free act and deed, before me, this 6th day of October, 1993.


                                                    /s/ William Piacitelli
                                                   ----------------------------
                                                    Court/Notary Public

                                           [SEAL OF NOTARY PUBLIC APPEARS HERE]